July 10, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Inyx, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated July 5, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ Berkovits Lago &Company, LLP
Berkovits, Lago & Company, LLP